Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS STRONG EARNINGS IN SECOND QUARTER;

RAISES FULL YEAR EPS GUIDANCE AND INCREASES DIVIDEND 15%

STAMFORD, CONNECTICUT – July 26, 2010 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that second quarter 2010 earnings per diluted share increased 41% to $0.67, compared to $0.47 in the second quarter of 2009. Excluding Special Items, second quarter 2010 earnings per diluted share increased 33% to $0.66 compared to $0.50 in the second quarter of 2009. (Please see the attached Non-GAAP Financial Measures table.)

Second quarter 2010 sales of $552.8 million increased $7.3 million, or 1.3%, compared to the second quarter of 2009, resulting from a core sales increase of $6.3 million (1.2%) and favorable foreign currency translation of $1.6 million, partially offset by a decrease in sales from divestitures, net of acquisitions, of $0.6 million.

Second quarter 2010 operating profit increased 44% to $65.3 million compared to $45.5 million in the second quarter of 2009. Excluding Special Items, second quarter 2010 operating profit increased 36% to $64.4 million compared to $47.3 million in the second quarter 2009, and second quarter 2010 operating profit margin increased 300 basis points to 11.7% compared to 8.7% in the second quarter of 2009. (Please see the attached Non-GAAP Financial Measures table.)

Order backlog was $714 million at June 30, 2010, compared to $664 million at December 31, 2009, and $697 million at June 30, 2009.

“I am very pleased with our second quarter results. Revenues increased on a year-over-year basis for the first time in eight quarters, with each of our business segments having favorable operating profit and margin comparisons to the second quarter of 2009,” said Crane Co. president and chief executive officer, Eric C. Fast. “Based on our solid first half performance and confidence in the future, we are raising our 2010 earnings per share guidance to a range of $2.35–$2.50 per diluted share compared to our prior guidance of the high end of $2.15–$2.35 and increasing the quarterly dividend by 15%, or $0.03 per share, to $0.23 per share.”

Cash Flow and Financial Position

Cash provided by operating activities in the second quarter of 2010 totaled $47.1 million compared to $30.4 million in the second quarter of 2009. Free cash flow (cash provided by operating activities less capital spending) for the second quarter of 2010 was $42.8 million, compared to $22.9 million in the prior year. The Company’s cash position at June 30, 2010 was $335.5 million, as compared to $372.7 million at December 31, 2009, and $233.0 million at June 30, 2009. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.) During the second quarter of 2010, the Company repurchased 313,500 shares of its common stock for approximately $10 million. The Company also made a discretionary pension contribution of $25 million into its U.S. defined benefit plan in early July in order to reduce its 2011 expected contributions and to improve the funded status of the plan. The Company now expects its 2010 free cash flow to be in the $100–$115 million range, reflecting an improved outlook offset by the discretionary pension contribution. This compares to the previous free cash flow guidance of $125 million, which did not include the discretionary pension contribution.

Segment Results

All comparisons detailed in this section refer to the second quarter 2010 versus the second quarter 2009.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2010	2009
Sales	$139.3	$147.0	($7.7)	-5%
Operating Profit	$26.2	$19.1	$7.1	37%
Profit Margin	18.8%	13.0%

Second quarter 2010 sales decreased $7.7 million, or 5%, reflecting a $1.9 million decrease in Aerospace Group sales and a decrease of $5.8 million in Electronics Group revenue. The 2% Aerospace sales decline reflected slightly lower OEM and aftermarket activity. Electronics Group sales declined 10%, in part due to timing of certain shipments, which are expected to occur in the third and fourth quarters. Segment operating profit of $26.2 million increased by $7.1 million, or 37%, primarily driven by lower engineering spending in the Aerospace Group.

Aerospace & Electronics order backlog was $395 million at June 30, 2010 and included $26 million associated with the Merrimac acquisition completed during the first quarter of 2010, as compared to $351 million at December 31, 2009, and $383 million at June 30, 2009 which included $17 million associated with the GTC divestiture completed in the fourth quarter of 2009.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2010	2009
Sales	$58.6	$41.8	$16.9	40%
Operating Profit	$10.2	$4.6	$5.6	122%
Profit Margin	17.3%	11.0%

Segment sales of $58.6 million increased 40% compared to the second quarter of 2009, as a result of stronger demand in the recreational vehicle market and, to a lesser extent, sales growth in the transportation and building products markets. Strong operating profit and operating margins reflected the impact of higher sales volumes and a reduced cost base.

Merchandising Systems

	Second Quarter		Change
(dollars in millions)	2010	2009
Sales	$74.5	$73.3	$1.2	2%
Operating Profit	$8.1	$6.7	$1.4	21%
Profit Margin	10.9%	9.1%

Merchandising Systems sales of $74.5 million increased $1.2 million, or 2%, reflecting higher sales in Vending Solutions which more than offset a sales decline in Payment Solutions. The operating profit increase was primarily attributable to the favorable impact of the final payment of a previously-disclosed patent litigation settlement and the absence of prior year restructuring charges.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2010	2009
Sales	$254.6	$263.1	($8.5)	-3%
Operating Profit	$32.2	$27.1	$5.1	19%
Profit Margin	12.6%	10.3%

Second quarter 2010 sales decreased $8.5 million, or 3%, which included a core sales decline of $10.4 million (4%), partially offset by favorable foreign currency translation of $1.9 million (1%). The second quarter 2010 core sales decline of 4% compares favorably to the 13% decline experienced in the first quarter of 2010. Continued weakness and delays in later-cycle project activity in the energy and chemical markets were only partially offset by improving trends in MRO activity. Fluid Handling operating profit margins increased to 12.6% from 10.3% in the prior year, primarily reflecting a lower cost base, and to a lesser extent, a more favorable sales mix.

Fluid Handling backlog was $258 million at June 30, 2010, compared to $250 million at December 31, 2009, and $256 million at June 30, 2009.

Controls

	Second Quarter		Change
(dollars in millions)	2010	2009
Sales	$25.8	$20.3	$5.4	27%
Operating Profit (Loss)	$0.8	($1.7)	$2.6	NM
Profit Margin	3.2%	-8.5%

Second quarter 2010 sales of $25.8 million increased 27%, primarily reflecting improvement in transportation and oil & gas related demand. In July 2010, the Company divested its Wireless Monitoring Solutions business. The financial impact of this transaction was immaterial to the Company’s results of operation and financial condition.

Additional Information

Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter financial results on Tuesday, July 27, 2010 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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